SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         YONKERS FINANCIAL CORPORATION
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                         YONKERS FINANCIAL CORPORATION
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [YONKERS FINANCIAL CORPORATION LETTERHEAD]



                                                 December 30, 1996




Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Yonkers Financial Corporation, I cordially invite you to attend the first Annual Meeting of Stockholders. The meeting will be held at 4:30 p.m. on January 28, 1997 at the office of The Yonkers Savings and Loan Association, FA, located at One Manor House Square, Yonkers, New York.

         An important aspect of the meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon the proposals to elect three directors and ratify the appointment of the Company's independent auditors. The Board of Directors has carefully considered both of these proposals and unanimously recommends that you vote "For" both of the proposals.

         In addition to the annual stockholder vote on corporate business items, the meeting will include management's report to you on Yonkers Financial Corporation's 1996 financial and operating performance.

         I encourage you to attend the meeting in person. Whether or not you attend the meeting, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

         Thank you for your attention to this important matter.

                                          Sincerely,

                                          /s/ Richard F. Komosinski

                                          Richard F. Komosinski
                                          President

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on January 28, 1997


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Yonkers Financial Corporation (the "Company") will be held at the office of The Yonkers Savings and Loan Association, FA, located at One Manor House Square, Yonkers, New York, at 4:30 p.m., Yonkers, New York, time, on January 28, 1997.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.     The election of three directors of the Company;

         2. The ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending September 30, 1997;

and such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on December 11, 1996 are the stockholders entitled to vote at the Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at the offices of the Company during the ten days prior to the Meeting, as well as at the Meeting.

         You are requested to complete and sign the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ William G. Bachop

                                            William G. Bachop
                                            Chairman of the Board


Yonkers, New York
December 30, 1996


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                         ANNUAL MEETING OF STOCKHOLDERS
                                January 28, 1997


         This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Yonkers Financial Corporation (the "Company"), the parent company of The Yonkers Savings and Loan Association, FA ("Yonkers Savings" or the "Association"), of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the office of the Association located at One Manor House Square, Yonkers, New York, on January 28, 1997 at 4:30 p.m., Yonkers, New York, time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about December 30, 1996.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon the election of three directors and the appointment of KPMG Peat Marwick LLP as independent auditors for the Company.

Vote Required and Proxy Information

         All shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         The directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter. Proxies marked to abstain with respect to this proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

         A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Joseph L. Macchia, Secretary, Yonkers Financial Corporation, 6 Executive Plaza, Yonkers, New York 10701.

Voting Securities and Certain Holders Thereof

         Stockholders of record as of the close of business on December 11, 1996 will be entitled to one vote for each share of Common Stock then held. As of that date, the Company had 3,172,250 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership of those persons or entities known by management to beneficially own more than five percent of the Common Stock and all directors and executive officers of the Company and the Association as a group.


                                                                   Shares Beneficially Owned        Percent
                           Beneficial Owner                           at December 11, 1996          of Class
-----------------------------------------------------------        ----------------------------   ----------

Five Percent Beneficial Owners
Yonkers Financial Corporation Employee Stock Ownership Plan(1)                285,660                 9.0%
6 Executive Plaza
Yonkers, New York  10701

Directors and Named Officers(2)(3)
William G. Bachop, Chairman of the Board                                       20,713(5)               .7
P. Anthony Sarubbi, Vice Chairman of the Board                                 24,713                  .8
Donald R. Angelilli, Director                                                  15,713                  .5
Richard F. Komosinski, Director and President                                  49,707(6)              1.6
Charles D. Lohrfink, Director                                                  18,911                  .6
Michael J. Martin, Director                                                     3,856                  .1
Eben T. Walker, Director                                                       13,674                  .4

Directors and executive officers of the Company                                228,761                7.2%
 and the Association, as a group (12 persons)(4)


(1)  The amount reported represents shares held by the Employee Stock Ownership
     Plan ("ESOP"), of which 14,283 shares have been allocated to accounts of participants. Community Bank, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(2) Amount includes shares held directly, shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole voting and/or investment power.
     The amount also includes awards of 101,405 shares of restricted stock under the Company's 1996 Management Recognition Plan ("MRP").
(3) The address of each Director and Named Officer is the same as that of the Company.
(4)  Includes 51,022 shares held by two directors emeriti of the Association.
(5)  Includes 10,000 shares held by spouse.
(6) Includes 5,429 shares held by the 401(k) Plan and 1,812 shares held by spouse.


                       PROPOSAL I - ELECTION OF DIRECTORS

         The Company's Board of Directors is presently composed of seven members, each of whom is also a director of the Association. Directors of the Company are generally elected to serve for a three-year term or until their respective successors shall have been elected and shall qualify. One-third of the directors are elected annually.
         The following table sets forth certain information regarding the Board of Directors of the Company and the Association, including their terms of office and the nominees for election as director. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified in the following table. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.


                                                                                                   Shares of Common
                                                                                       Term       Stock Beneficially    Percent
                                                                                        to             Owned at           of
          Name               Age         Position(s) Held         Director Since(1)   Expire   December 11, 1996(2)      Class
-------------------------  ------- ----------------------------- ------------------  --------- --------------------     --------
                                                             NOMINEES
William G. Bachop            68    Chairman of the Board                1982           2000             20,713            .7%
Donald R. Angelilli          58    Director                             1982           2000             15,713            .5
Eben T. Walker               48    Director                             1994           2000             13,674            .4
                                                  DIRECTORS CONTINUING IN OFFICE
P. Anthony Sarubbi           70    Vice Chairman of the Board           1985           1998             24,713            .8
Charles D. Lohrfink          68    Director                             1985           1998             18,911            .6
Richard F. Komosinski        54    Director, President                  1977           1999             49,707           1.6
Michael J. Martin            42    Director                             1992           1999             3,856             .1

(1) Includes service as a director of the Association.
(2) Includes shares held directly, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, shares held by certain members of the named individuals' families, or shares held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole voting and/or investment power. The amount also includes awards of 78,553 shares of restricted stock under the MRP.

         The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         William G. Bachop. Mr. Bachop is currently retired. Prior to his retirement in May 1992, he was a professional engineer and President of Herbert
G. Martin, Inc., an electrical contracting company located in Yonkers, New York, for 43 years.

         Donald R. Angelilli. Mr. Angelilli is a real estate broker employed by Prudential Ragette located in Eastchester, New York since 1992. Prior to such time, he was employed as a building contractor and Vice President of Frank Angelilli Construction Company.

         Eben T. Walker. Mr. Walker is President of Graphite Metallizing Corporation, a manufacturing company located in Yonkers, New York. Mr. Walker has been employed by this company since 1979 and was promoted to his present position in 1985.

         P. Anthony Sarubbi. Mr. Sarubbi is a consulting engineer and President of P. Anthony Sarubbi, Inc., a general contracting company located in Mt. Vernon, New York. He has held his present position for 13 years.

         Charles D. Lohrfink. Mr. Lohrfink is currently retired. Prior to his retirement in 1990, he was Public Affairs Director for Consolidated Edison located in New York, New York for 15 years and employed by Consolidated Edison for 43 years.

         Richard F. Komosinski. Mr. Komosinski is President and Chief Executive Officer of the Association and the Company, positions he has held since 1977 and 1995, respectively. Mr. Komosinski has been employed by the Association since 1960 and has held a variety of positions. As the Association's Chief Executive and Operating Officer, Mr. Komosinski is responsible for all aspects of the Association's operations.

         Michael J. Martin. Mr. Martin is Vice President of Herbert G. Martin, Inc., an electrical contracting company located in Yonkers, New York. He has been employed by this company for 12 years and was promoted to his present position in 1986.

Board of Directors' Meetings and Committees

         Board and Committee Meetings of the Company. Meetings of the Company's Board of Directors are generally held on a quarterly basis. The Board of Directors of the Company held six meetings during fiscal 1996. No incumbent director attended fewer than 75% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which he served during the fiscal year.

         The Board of Directors of the Company has standing audit, compensation and nominating committees.

         The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also acts as a liaison between the Company's internal and external auditors and the Board. Directors Angelilli (Chairman), Lohrfink, Sarubbi, Martin and Walker currently comprise this committee. The committee did not meet during fiscal 1996.

         The Company has established a Compensation Committee to review and approve all executive officers' compensation plans. The current members of this Committee are Directors Bachop (Chairman), Lohrfink, Sarubbi and Martin. This committee did not meet during fiscal 1996.

         The Nominating Committee meets annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of Directors Komosinski (Chairman), Martin and Lohrfink. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Company at least 30 days before the date of the Meeting.

         Board and Committee Meetings of the Association. The Association's Board of Directors meets monthly and may have additional special meetings upon the request of the Chairman or at least three Directors. The Board of Directors met 15 times during the fiscal year ended September 30, 1996. During the fiscal year, no director of the Association attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Association has standing Executive, Business Development and Building, Examining, New Directors, Compensation and Nominating Committees.

         The Executive Committee is comprised of Directors Komosinski (Chairman), Angelilli, Bachop, Sarubbi and Lohrfink. The Executive Committee meets on an as-needed basis between Board meetings and generally has the authority of the full Board. The Executive Committee met 21 times during fiscal 1996.

         The Business Development and Building Committee meets as needed to review the Association's business strategies and strategic planning alternatives and makes recommendations to the full Board. Members of this committee include Directors Lohrfink (Chairman), Angelilli, Martin, Sarubbi and Komosinski. The committee met three times during fiscal 1996.

         The Examining Committee, comprised of Directors Angelilli (Chairman), Lohrfink, Martin, Sarubbi and Walker, meets quarterly with the Association's internal auditor to oversee and monitor the Association's internal auditing function. This committee also meets periodically with the Association's external auditors. This committee met four times during fiscal 1996.

         The New Directors Committee meets on an as-needed basis to select candidates to fill vacancies on the Association' Board of Directors. During fiscal 1996, the New Directors Committee was comprised of Directors Bachop (Chairman), Angelilli, Walker, Komosinski, Lohrfink and Martin. This committee did not meet during fiscal 1996.

          The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all benefits, personnel policies and compensation issues. The current members of the Compensation Committee are Directors Bachop (Chairman), Lohrfink, Martin, Sarubbi and Komosinski. This committee met seven times during fiscal 1996.

         The Nominating Committee reviews the terms of the directors and makes nominations for directors to be voted on by members. The committee generally meets once a year and consists of three members of the Board. During fiscal 1996, members of this committee included Directors Sarubbi, Lohrfink and Walker. This committee met once during fiscal 1996.

Director Compensation

         During calendar year 1995, each of the directors, other than the Chairman and the Vice Chairman, received a fee of $650 per meeting attended as compensation for service on the Board of the Association. During calendar year 1995, the Chairman and Vice Chairman of the Board of the Association received $700 and $675, respectively, for Board meetings attended. All non-employee members of the Board receive an additional $250 for each committee (other than the Nominating Committee) meeting attended. Committee chairmen receive $275 per committee (other than the Nominating Committee) meeting attended.

         Effective in January 1996, each of the directors, other than the Chairman and the Vice Chairman, received a fee of $750 per meeting attended as compensation for service on the Board of the Association. The Chairman and Vice Chairman of the Board of the Association received $800 and $775, respectively, for Board meetings attended. Also effective in January 1996, all non-employee members of the Board received an additional $275 for each committee (other than Nominating Committee) meeting attended and committee Chairmen received $300 per committee (other than Nominating Committee) meeting attended.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Association.

         The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal year ended September 30, 1996 to Richard F. Komosinski, the Company's Chief Executive Officer, the Company's only executive officer whose aggregate compensation exceeded $100,000 during any reported fiscal period.


                                              SUMMARY COMPENSATION TABLE



                       Annual Compensation(1)                               Long-Term Compensation
                       ----------------------                         -----------------------------------
                                                                                    Awards
                                                                      -----------------------------------
                                                                                   Restricted  Securities
                                                                      Other Annual   Stock     Underlying    All Other
                                                    Salary     Bonus  Compensation  Award(s)    Options/   Compensation
       Name and Principal Position          Year      ($)       ($)        ($)         ($)       SARs(#)        ($)
------------------------------------------ ------ ------------ ------- ----------- ----------- ----------- -------------
Richard F. Komosinski, President, Chief     1996  $147,051(2)  $18,083         (3)  $459,728(4) 85,6989(5) $3,571(6)
Executive Officer and Director              1995  $128,441(7)  $ 8,085         (3)       ---        ---    $3,382(8)

(1) In accordance with the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission ("SEC"), Summary
     Compensation information is excluded for the fiscal year ended September
     30, 1994.
(2)  Includes $8,359 contributed by Mr. Komosinski to the Association's 401(k)
     Plan and directors fees of $11,600 paid to Mr. Komosinski.

(3) Pursuant to SEC rules, the table above excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.
(4) Pursuant to the MRP, on October 30, 1996 the Company granted to Mr. Komosinski an award of 35,707 shares of restricted common stock with a market price on the date of grant of $12.875 per share.
(5) Pursuant to the 1996 Stock Option and Incentive Plan, on October 30, 1996 the Company granted to Mr. Komosinski options to purchase 85,698 shares of common stock at an exercise price equal to the market value per share of the Common Stock on the date of grant.
(6) Includes the Association's contribution of $3,067 to the 401(k) Plan and life insurance premiums paid by the Association of $504 on behalf of Mr. Komosinski.
(7) Includes $9,328 contributed by Mr. Komosinski to the Association's 401(k) Plan and directors fees of $9,300 paid to Mr. Komosinski. (8) Includes the Association's contribution of $2,518 to the 401(k) Plan and life insurance premiums paid by the Association of $864 on behalf of Mr. Komosinski.

Employment Agreement

         The Association entered into an employment agreement with Mr. Komosinski effective April 18, 1996. The employment agreement is designed to assist the Association in maintaining a stable and competent management team. The continued success of the Association depends to a significant degree on the skills and competence of its President and Chief Executive Officer. The employment agreement provides for an annual base salary in an amount not less than such individual's current salary and an initial term of three years. The agreement provides that, on each anniversary of the effective date of the agreement, the term of employment under the agreement shall be extended for a period of one year in addition to the then-remaining term of employment, provided that such extension is formally reviewed and approved by the Board of Directors of the Association and provided that the Association has not given a 90-day notice that it will not extend the agreement. The agreement provides for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreement is also terminable by the employee upon 90 days' notice to the Association.

         In the event Mr. Komosinski is involuntarily terminated within 12 months of a change in control, the employment agreement provides for payment to Mr. Komosinski of a lump sum payment equal to 299% of his base compensation plus the maintenance of his health insurance for the remaining term of the contract, in lieu of the payment of his salary. Such payment could have the effect of deterring an attempt to acquire control of the Company by increasing the acquiror's expenses if any acquisition occurs. The termination payment is subject to reduction by the amount of all other compensation to Mr. Komosinski deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code") to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five-year period or be non-deductible by the Association for federal income tax purposes. For the purposes of the employment agreement, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4. Such filings or notices are generally required prior to the acquisition of control of 10% of the Company's Common Stock.

         Based on his salary at September 30, 1996, if Mr. Komosinski had been terminated as of such date, under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $354,787.

Change in Control Severance Agreements

         The Association entered into change in control severance agreements with Vice Presidents Joseph L. Macchia, Joseph D. Roberto and Phillip A. Guarnieri. Each agreement became effective on April 18, 1996 and provides for an initial term of two years. Each agreement provides for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreement, subject to the annual review and approval of such extension by the Board of Directors of the Association. Each agreement provides for termination for cause or upon the occurrence of certain events specified by OTS regulations.

         Each agreement provides for payment to the employee of 200% of the employee's base compensation and the continued payment of health insurance coverage in the event employment terminates involuntarily in connection with a change in control of the Association. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five-year period or be non-deductible by the Association for federal income tax purposes. For the purposes of the agreements, a "change in control" is defined to include any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4 or any successor regulation. Such events are generally triggered prior to the acquisition of control of 10% of the Company's Common Stock.

Benefit Plans

         General. Yonkers Savings currently provides health care benefits to its employees, including hospitalization, major medical, life and disability insurance, subject to certain deductibles and copayments by employees. The Association also offers a cafeteria plan to its employees which enables participating employees to defer up to $5,000 of each employee's annual salary to cover, among other things, dental care, eye care expense, dependent care and medical insurance premiums.

         Defined Benefit Pension Plan. The Association sponsors a defined benefit pension plan for its employees (the "Pension Plan"). Full-time salaried employees are eligible to participate in the Pension Plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must reach five years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The Pension Plan is funded solely through contributions made by Yonkers Savings. The Pension Plan contribution for the 1996 plan year was $123,000.

         The benefit provided to a participant at normal retirement age (generally age 65) is based on the average of the participant's basic annual compensation during the five consecutive calendar years of service within which yields the highest average compensation ("average annual compensation"). Compensation for this purpose is the participant's basic annual salary, including any contributions through a salary reduction arrangement to a cash or deferred plan under Section 401(k) of the Code and bonus. The annual benefit provided to a participant who retires at age 65 is equal to 1.75% of average annual compensation for each year of service subject to offset of the participant's anticipated Social Security benefits. An individual's annual benefit is limited to the lesser of 100% of his or her annual average compensation or $120,000. The Pension Plan also provides for death benefits.

         The following table sets forth, as of September 30, 1996, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and reflects offsets for social security and other retirement benefits and does not reflect benefits payable under the ESOP. At September 30, 1996, the estimated years of credited service of Mr. Komosinski was 33 years.



                               PENSION PLAN TABLE
-----------------------------------------------------------------------------------------------------
Remuneration                                            Years of Service
                      -------------------------------------------------------------------------------
                          15                20                25               30                35
-----------------------------------------------------------------------------------------------------
    $100,000           $24,345           $32,460           $40,575          $48,690           $56,805
     125,000            30,907            41,210            51,512           61,815            72,117
     150,000            37,470            49,960            62,450           74,940            87,430
     175,000            37,470            49,960            62,450           74,940            87,430
     200,000            37,470            49,960            62,450           74,940            83,430


         Supplemental Executive Retirement Agreement. The Association has entered into a non-qualified Supplemental Executive Retirement Agreement ("SERA") with President Komosinski which provides him with a supplemental retirement benefit equal to what would have been provided to him under the Pension Plan but for the limitations contained in Sections 401, 414 and 415 of the Code. Such benefit shall be payable upon retirement in form of a lump sum distribution. The SERA is presently unfunded and all obligations arising thereunder are payable from the general assets of the Association.

         The Association may establish an irrevocable grantor trust in connection with the SERA. This trust would be funded with contributions from the Association for the purpose of providing the benefits promised under the terms of the SERA. Under such circumstances, the SERA participant would have only the rights of an unsecured creditor with respect to the trust's assets, and would not recognize income with respect to benefits provided by the SERA until such benefits are received by the participant. The assets of the grantor trust would be considered part of the general assets of the Association and would be subject to the claims of the Association's creditors in the event of the Association's insolvency. Earnings on the trust's assets would be taxable to the Association. The trustee of the trust may invest the trust's assets in the Company's Common Stock.

         401(k) Savings Plan. The Association has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) (the "401(k) Plan") of the Code. All full-time salaried employees who have attained age 21 and completed one year of employment, during which they worked at least 250 hours, are eligible to participate.

         Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 15.0% of the participant's annual salary up to a maximum of $9,500 for calendar year 1996. Each participant's salary reduction contribution is matched by the Association in an amount equal to up to 2% of the participant's compensation for the plan year. All participant contributions and earnings are fully and immediately vested. All matching contributions are vested at a rate of 20% per year over a five-year period beginning upon the completion of the second year of service. However, in the event of normal retirement, permanent disability or death, a participant will automatically become 100% vested in the value of all matching contributions and earnings thereon.

         The funds included in the 401(k) Plan are invested at the direction of the participant into one of the investment options available under the 401(k) Plan. The 401(k) Plan was amended to permit participants to purchase Common Stock through the 401(k) Plan. Changes in investment directions among the funds are permitted on a monthly basis pursuant to procedures established by the Plan Administrator. Each participant receives a monthly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. The Association's contribution to the 401(k) Plan on behalf of Mr. Komosinski, for the fiscal year ended September 30, 1996, was included in the Summary Compensation Table.

         Employee Stock Ownership Plan. The Boards of Directors of Yonkers Savings and the Company approved the adoption of an ESOP for the benefit of full-time employees of Yonkers Savings. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Company's Common Stock.

         The ESOP was funded with a loan from the Company. The proceeds from this loan were used by the ESOP to purchase 8% of the Common Stock issued in the Conversion. The interest rate paid on this loan is the Internal Revenue Service ("IRS") prescribed applicable federal rate at the time of origination. The ESOP will repay the loan using periodic tax-deductible contributions from the Association over a 10-year period. As a qualified employee pension plan under
Section 401(a) of the Code, the ESOP is in the form of a stock bonus plan and provides for contributions, predominantly in the form of either the Company's Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase the Company Common Stock. The maximum tax-deductible contribution by the Association in any year is an amount equal to the maximum amount that may be deducted by the Association under
Section 404 of the Code, subject to reduction based on contributions to other tax-qualified employee plans. The Association receives a tax deduction equal to the amount it contributes to the ESOP. The Association will not make contributions if such contributions would cause the Association to violate its regulatory capital requirements. The assets of the ESOP are invested primarily in the Company's Common Stock.

         From time to time, the ESOP may purchase additional shares of Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Company or upon the sale of shares held in treasury by the Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.

         All full-time salaried employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Employees are credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account is credited with cash and shares of Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. A participant will become fully vested in his or her ESOP account after completing five years of service. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distribution will be made in cash and in whole shares of the Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Participating employees are entitled to instruct the trustee of the ESOP as to how to vote the shares of Company Common Stock held in their account. The trustee, who has dispositive power over the unallocated shares in the ESOP trust fund, is not affiliated with the Company or Yonkers Savings. The ESOP may be amended by the Board of Directors of the Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund for purposes other than the benefit of participants or their beneficiaries.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         The Company's Compensation Committee has responsibility for reviewing the compensation policies and plans for the Association and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Association and to build stockholder value through appreciation in the Company's Common Stock price.

         One of the Committee's primary objectives in the compensation area is to develop and maintain compensation plans which provide the Association with the means of attracting and retaining quality executives at competitive compensation levels and to implement compensation plans which seek to motivate executives to perform to the full extent of their abilities and which seek to enhance stockholder value by aligning closely the financial interests of the Company's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties each year. These studies are used to compare the compensation levels of Association personnel to those of personnel at other local financial institutions.

         With respect to Mr. Komosinski's base salary in the fiscal year ended September 30, 1996, the Committee took into account a comparison of salaries of chief executive officers of local financial institutions. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. Mr. Komosinski's base salary for fiscal year 1996 was increased from the level set by the Committee for fiscal year 1995 because it was the judgment of the Committee that the competitive salary data indicated that Mr. Komosinski's base salary was lower than appropriate. The Committee also determined, based on the Association's success in strengthening its capital ratios by completing the mutual to stock conversion as well as continued progress in executing the Association's business plan, the implementation of cost reduction measures and recognition of the improvement in performance by the Association, to award Mr. Komosinski a cash bonus of $18,083.

         In connection with the mutual to stock conversion, the Association and the Company have added stock option and restricted stock awards as elements of the overall compensation package. Equity-based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of the Company most depends with a proprietary interest in the Company. In 1996, a Stock Option and Incentive Plan and a Management Recognition Plan were adopted providing for the grant of several types of equity-based awards including stock option and restricted stock awards. These plans were ratified by the Company's stockholders on October 30, 1996.

         Upon ratification, the Association's executive officers were granted restricted stock and stock option awards, vesting over a five-year schedule. Since the initial awards in October 1996, no additional restricted stock or stock options have been awarded to executives. Based upon the awards of restricted stock and stock options and their respective vesting schedules, no shares of restricted stock or stock options have become vested for Mr. Komosinski.

         Through the compensation programs described above, a significant portion of the Association's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to assure that the compensation objectives and plans meet the Company's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

         In 1993, Congress amended the Internal Revenue Code to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Association's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's (or Association's) deduction for employee remuneration will be non-deductible in fiscal 1996 or in future years by reason of compensation awards granted in fiscal 1996. The Committee intends to review the Company's (and Association's) executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, with a view toward avoiding or minimizing any disallowance of tax deductions under Section 162(m).

         The foregoing report is furnished by the Compensation Committee of the Board of Directors:

           William G. Bachop                  P. Anthony Sarubbi
           Charles D. Lohrfink                Michael J. Martin

Stockholder Return Performance Presentation

         The Company completed its initial public offering of common stock at a price of $10.00 per share on April 18, 1996. Accordingly, it is not possible to provide a performance graph comparing the yearly percentage change in the Company's cumulative total stockholder return with indices at this point in the Company's history. The closing bid price of the common stock as reported on the Nasdaq National Market on December 11, 1996 was $12.625.

Transactions with Management and Indebtedness of Management

         The Association has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. Loans to executive officers and directors are made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to full-time employees secured by their residence are made at discounted rates of 200 to 275 basis points above the specified index utilized by the Association depending upon the employee's length of service and position. Loans to directors must be approved by a majority of the disinterested directors. Loans to an executive officer must be approved by a majority of the Board of Directors. All loans made by the Association to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Association. Federal law currently requires that all loans to directors and executive officers, not made pursuant to a benefit or compensation program that is widely available on a non-discriminatory basis to institution employees, be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans outstanding to all directors and executive officers and their associates totaled $412,300 at September 30, 1996, which was 0.8% of the Company's stockholders' equity. As of September 30, 1996, all such loans are performing in accordance with their repayment terms.

         Set forth below is certain information as to loans made by the Association (prior to changes in federal law) to each of its directors and executive officers at a preferential interest rate (generally 100 to 225 basis points over the Association's cost of funds as adjusted on a quarterly basis) pursuant to the Association's loan policy at the time such loans were made. Each of the loans was made in the ordinary course of business and did not involve more than the normal risk of collectibility. All of these loans are first mortgage loans secured by the borrower's principal place of residence.


                                                                                            Largest
                                                                                            Amount
                                                  Date of                   Original      Outstanding   Balance at
                 Name and Position                  Loan     Type of Loan    Amount      Since 10/1/95   09/30/96
------------------------------------------------ ---------  -------------- ----------   --------------- ---------
John S. Kulacz, Director Emeritus                   12/82     Residence     $ 60,000        $42,879      $40,189
Richard F. Komosinski, President, Chief Executive   03/71     Residence       21,000            828          ---
Officer and Director                                09/85     Residence       60,000         46,584       44,497
Joseph D. Roberto, Vice President, Treasurer and    05/86     Residence       55,000         47,445       46,115
Chief Financial Officer
Joseph L. Macchia, Vice President and Secretary     10/85     Residence       90,000         76,667       74,434



         In addition to the loans listed in the table above, the Association has in the ordinary course of business made loans to its directors, executive officers and members of their immediate families or affiliates thereof on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features, and had total outstanding balances of approximately $207,000 at September 30, 1996, or 0.4% of the Company's stockholders' equity.


        PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed KPMG Peat Marwick LLP, independent accountants, to be the Company's auditors for the fiscal year ending September 30, 1997. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.


                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company's office located at 6 Executive Plaza, Yonkers, New York 10701, no later than September 1, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act").

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 1996, the Company complied with all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Association may solicit proxies personally or by telegraph or telephone without additional compensation.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ William G. Bachop

                                            William G. Bachop
                                            Chairman of the Board


Yonkers, New York
December 30, 1996

                                 REVOCABLE PROXY
X PLEASE MARK VOTES        YONKERS FINANCIAL CORPORATION
  AS IN THIS EXAMPLE       ANNUAL MEETING OF STOCKHOLDERS

                                January 28, 1997

         The undersigned hereby appoints the Board of Directors of Yonkers Financial Corporation (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on January 28, 1997 at the office of The Yonkers Savings and Loan Association, FA located at One Manor House Square, Yonkers, New York, at 4:30 p.m., Yonkers, New York time, and at any and all adjournments thereof, as follows:


                                                                     FOR ALL
                                                    FOR    WITHHELD  EXCEPT
                                                    ---    --------  ------
I.       The election of the
         following directors for
         a three-year term to
         expire in 2000:                              ___     ___     ___
                                                     |___|   |___|   |___|
                  WILLIAM G. BACHOP
                  DONALD R. ANGELILLI
                  EBEN T. WALKER

         INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

----------------------------------------------------------------------

                                                          FOR  AGAINST  ABSTAIN
                                                          ---  -------  -------
II.      The ratification of the appointment of
         KPMG Peat Marwick LLP, as the
         independent auditors of the
         Company for the fiscal year                       ___     ___     ___
         ended September 30, 1997.                        |___|   |___|   |___|

         In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

      The Board of Directors recommends a vote "FOR" the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to sign and date this Proxy in the box below.  Date ________

___________________________________________________________
Stockholder sign above--------Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.

                          YONKERS FINANCIAL CORPORATION

         Should the above signed be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

         The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Annual Meeting, a Proxy Statement dated December 30, 1996, and the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996.

         Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

         ---------------------------------------------------------------
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
        ----------------------------------------------------------------